EXHIBIT 5.1

E-Mail: marc@indegliapc.com

June 16, 2021

Eastside Distilling, Inc.

8911 NE Marx Dr, Suite A2

Portland, Oregon 97220

Re:	Eastside Distilling, Inc. Registration Statement on Form S-3

To whom it may concern:

We are special counsel to Eastside Distilling, Inc., Nevada corporation (the “Company”). In connection with the preparation and filing of a Form S-3 Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration under the Securities Act of an aggregate of up to 4,343,069 shares of common stock, par value $0.0001 per share of the Company (“Common Stock”) that will be sold by certain selling stockholders of the Company, we have made such investigations and examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction, of such records of corporate proceedings, certificates of public officials and officers of the Company, and other instruments and documents relating to the authorization and issuance of such shares of Common Stock as we have considered to be necessary or relevant for the purposes of the opinion hereinafter expressed. In addition, we have reviewed and relied upon certain of the Company’s filings with the SEC, which are publicly available on the SEC’s website at sec.gov and the SEC’s EDGAR database located therein (the “EDGAR Database”).

In all such examinations and in giving our opinion, we have assumed that all documents identified in the EDGAR Database as filed by the Company were filed with the SEC on the dates set forth on the EDGAR Database. We have further assumed the conformity to authentic original documents of all documents identified in the EDGAR Database as filed by the Company, the conformity to authentic original signatures of all conformed signatures set forth in the documents identified in the EDGAR Database as filed by the Company with the SEC, and the genuineness of all such signatures. We have further assumed the genuineness of all signatures (including electronic signatures and signatures delivered by facsimile), the legal capacity and competency at all relevant times of all natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, authenticated, conformed, notarized, photostatic, facsimile, or electronic copies and the authenticity of the originals of such certified, authenticated, conformed, notarized, photostatic, or facsimile copies. We have further assumed that all facts set forth in the official public records, certificates, and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true, and accurate. We have also assumed that all facts set forth in any certificates supplied by the Company (including, without limitation, the board resolutions pursuant to which the shares of Common Stock to be registered were authorized for issuance) are complete, true, and accurate.

13274 Fiji Way, Suite 250

Marina del Rey, CA 90292

(310) 982-2720

Eastside Distilling, Inc.

June 16, 2021

We have not undertaken any independent factual investigation or verification and we have assumed the accuracy of the Company’s representations in any of the foregoing documents and of the factual matters and legal conclusions set forth therein, and we have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed. We have undertaken such investigations of law as we have deemed necessary or appropriate for the purpose of rendering our opinion.

Based upon the foregoing, we are of the opinion that the: (i) 1,843,069 outstanding shares of Common Stock to be sold by the selling stockholders are validly issued, fully paid, and non-assessable; (ii) 1,500,000 shares of Common Stock to be issued upon conversion of currently outstanding convertible promissory notes in the aggregate principal amount of $3,300,000, if converted in accordance with the terms of such notes, will be validly issued, fully paid, and nonassessable, and (iii) 1,000,000 shares of Common Stock to be issued pursuant to currently outstanding warrants, if exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and the existing Chapter 78 of the Nevada Revised Statutes and reported judicial decisions relating thereto, with which we are generally familiar and, for the purpose of our opinion, did not feel it necessary to obtain the opinion of Nevada counsel.

This opinion speaks only as of the date above written. We assume no duty to update, revise, or supplement this opinion or to communicate with you with respect to any change in law that comes to our attention hereafter.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto.

Very truly yours,

/s/ Indeglia PC